Exhibit 99.1

PerkinElmer Announces Financial Results for the Third Quarter of 2010

WALTHAM, Mass.--(BUSINESS WIRE)--November 4, 2010--PerkinElmer, Inc. (NYSE: PKI):

  Revenue from continuing operations of $419 million, reported growth of 11% and organic revenue growth of 10%
  Operating income from continuing operations of $41 million; Adjusted operating income of $58 million, up 110 basis points
  GAAP earnings per share from continuing operations of $0.22; Adjusted earnings per share of $0.31, up 15%; Raises full year guidance
  Divestiture of Illumination and Detection Solutions business expected to close by year end

PerkinElmer, Inc. (NYSE: PKI), a global leader focused on improving the health and safety of people and the environment, today reported financial results for the third quarter ended October 3, 2010. The Company reported GAAP earnings per share from continuing operations of $0.22, as compared to $0.11 in the third quarter of 2009. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share of $0.31, exceeding the Company’s prior guidance of $0.27-$0.29, representing an increase of 15% as compared to the third quarter of 2009.

Revenue from continuing operations in the third quarter of 2010 was $419.1 million, up 11% as compared to the same period a year ago. Organic revenue, which includes the adjustments noted in the attached reconciliation, increased 10% as compared to the third quarter of 2009. Revenue from continuing operations in the Human and Environmental Health segments increased by 9% and 14%, respectively, as compared to the same period a year ago. Organic revenue, which includes the adjustments noted in the attached reconciliation, increased 5% in the Human Health segment and increased 14% in the Environmental Health segment compared to the third quarter of 2009.

“We are very pleased with our third quarter performance,” said Robert Friel, chairman and chief executive officer of PerkinElmer. “Our double-digit organic revenue growth is a testament to the strength we are seeing across many of our end markets and the benefits arising from our continued strategic focus on increasing the growth profile of the Company. We believe this momentum will continue into the fourth quarter and combined with the expected completion of the divestiture of our Illumination and Detection Solutions business will better position us in the execution of our near-term and long-term strategic priorities.”

Operating profit from continuing operations for the third quarter of 2010 was $41.4 million, as compared to $21.9 million for the same period a year ago. Adjusted operating profit, which includes the adjustments noted in the attached reconciliation, increased by 110 basis points as a percentage of revenue to $57.5 million, as compared to $47.5 million in the third quarter of 2009.

For the third quarter of 2010, operating cash flow from continuing operations was $6.9 million as compared to $22.2 million in the third quarter of 2009. The Company made a voluntary contribution to its defined benefit pension plan in the United States of $30 million during the third quarter of 2010, resulting in an unfavorable impact to operating cash flow.

Financial Overview by Reporting Segment

Human Health:

  Revenue from continuing operations of $194.5 million for the third quarter of 2010, as compared to $179.1 million for the third quarter of 2009.
  Operating profit of $25.0 million, as compared to $19.0 million for the same period a year ago.
  Adjusted operating profit of $37.6 million, as compared to $34.4 million in the third quarter of 2009.
  Adjusted operating profit was 19.3% as a percentage of revenue, an increase of approximately 10 basis points as compared to the third quarter of 2009.

Environmental Health

  Revenue from continuing operations of $224.6 million for the third quarter of 2010, as compared to $197.9 million for the third quarter of 2009.
  Operating profit of $26.1 million, as compared to $11.3 million for the same period a year ago.
  Adjusted operating profit of $29.6 million, as compared to $21.6 million in the third quarter of 2009.
  Adjusted operating profit was 13.2% as a percentage of revenue, an increase of approximately 230 basis points as compared to the third quarter of 2009.

Financial Guidance

For the full year 2010, the Company forecasts GAAP earnings per share from continuing operations in the range of $1.10 to $1.12 representing an increase from the Company’s prior forecast of $1.06 to $1.11. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company forecasts adjusted earnings per share in the range of $1.29 to $1.31 representing an increase from the Company’s prior forecast of $1.24 to $1.29.

Conference Call Information

The Company will discuss its third quarter results and its outlook for business trends in a conference call on November 4, 2010 at 5:00 p.m. Eastern Time (ET). To access the call, please dial (617) 786-2902 prior to the scheduled conference call time and provide the access code 16872978. A playback of this conference call will be available beginning 8:00 p.m. ET, Thursday, November 4, 2010. The playback phone number is (617) 801-6888 and the code number is 80631952.

A live audio webcast of the call will be available on the Investor section of the Company’s Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Company’s Web site for a two week period beginning approximately two hours after the call.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities and divestitures. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products decline or do not grow as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable; (5) our failure to adequately protect our intellectual property; (6) the loss of any of our licenses or licensed rights; (7) our ability to compete effectively; (8) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (9) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (10) disruptions in the supply of raw materials and supplies; (11) the manufacture and sale of products may expose us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with healthcare industry regulations; (15) economic, political and other risks associated with foreign operations; (16) our ability to retain key personnel; (17) significant disruption in our information technology systems; (18) restrictions in our credit agreements; (19) our ability to realize the full value of our intangible assets; (20) significant fluctuations in our stock price; (21) reduction or elimination of dividends on our common stock; (22) our ability to consummate the sale of the Illumination and Detection Solutions business, including obtaining regulatory and other required approvals without costly delays or at all, and to achieve the expected benefits of the transaction; and (23) other factors which we describe under the caption "Risk Factors" in our most recent quarterly report on Form 10-Q and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About PerkinElmer

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The company reported revenue of approximately $1.8 billion in 2009, has about 8,800 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	Oct 3, 2010	Oct 4, 2009	Oct 3, 2010	Oct 4, 2009

Sales	$419,143	$377,036	$1,234,376	$1,122,290

Cost of sales	233,360	208,281	684,074	617,151
Research and development expenses	23,814	23,301	69,797	67,127
Selling, general and administrative expenses	120,552	112,755	365,392	347,690
Restructuring and lease charges, net	-	10,796	9,833	17,987

Operating income from continuing operations	41,417	21,903	105,280	72,335

Interest income	(192)	(124)	(542)	(777)
Interest expense	4,185	3,876	11,937	12,084
Gain on step acquisition	-	-	(25,586)	-
Other expense, net	2,687	798	2,340	1,651

Income from continuing operations before income taxes	34,737	17,353	117,131	59,377

Provision for income taxes	8,192	4,025	23,771	17,962

Net income from continuing operations	26,545	13,328	93,360	41,415

(Loss) income from discontinued operations, net of income taxes	(12,907)	1,829	(166)	7,794
(Loss) gain on disposition of discontinued operations, net of income taxes	(247)	(1,568)	2,231	(3,556)

Net income	$13,391	$13,589	$95,425	$45,653

Diluted earnings (loss) per share:
Continuing operations	$0.22	$0.11	$0.79	$0.36

(Loss) income from discontinued operations, net of income taxes	(0.11)	0.02	(0.00)	0.07
(Loss) gain on disposition of discontinued operations, net of income taxes	(0.00)	(0.01)	0.02	(0.03)

Net income	$0.11	$0.12	$0.81	$0.39

Weighted average diluted shares of common stock outstanding	118,207	116,641	118,147	116,487

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information:
(per share, continuing operations)

GAAP diluted EPS from continuing operations	$0.22	$0.11	$0.79	$0.36
Amortization of intangible assets, net of income taxes	0.09	0.08	0.25	0.22
Purchase accounting adjustments, net of income taxes	0.00	0.01	(0.19)	0.02
Gain on sale of building, net of income taxes	-	-	(0.02)	-
Restructuring and lease charges, net of income taxes	-	0.07	0.06	0.11
Adjusted EPS	$0.31	$0.27	$0.89	$0.70

PerkinElmer, Inc. and Subsidiaries
SALES AND OPERATING PROFIT (LOSS)

		Three Months Ended		Nine Months Ended
(In thousands)		Oct 3, 2010	Oct 4, 2009	Oct 3, 2010	Oct 4, 2009

Human Health	Sales	$194,510	$179,132	$580,568	$538,666
	OP$ reported	24,980	19,041	72,606	56,000
	OP% reported	12.8%	10.6%	12.5%	10.4%
	Amortization of intangible assets	12,117	9,958	34,474	29,964
	Purchase accounting adjustments	487	967	1,577	2,050
	Gain on sale of building	-	-	(3,356)	-
	Restructuring and lease charges, net	-	4,411	5,858	9,185
	OP$ adjusted	37,584	34,377	111,159	97,199
	OP% adjusted	19.3%	19.2%	19.1%	18.0%

Environmental Health	Sales	224,633	197,904	653,808	583,624
	OP$ reported	26,109	11,261	61,813	42,408
	OP% reported	11.6%	5.7%	9.5%	7.3%
	Amortization of intangible assets	3,575	3,736	10,412	9,584
	Purchase accounting adjustments	(88)	187	1,036	392
	Restructuring and lease charges, net	-	6,385	3,975	8,802
	OP$ adjusted	29,596	21,569	77,236	61,186
	OP% adjusted	13.2%	10.9%	11.8%	10.5%

Corporate	OP$ reported	(9,672)	(8,399)	(29,139)	(26,073)

Continuing Operations	Sales	$419,143	$377,036	$1,234,376	$1,122,290
	OP$ reported	41,417	21,903	105,280	72,335
	OP% reported	9.9%	5.8%	8.5%	6.4%
	Amortization of intangible assets	15,692	13,694	44,886	39,548
	Purchase accounting adjustments	399	1,154	2,613	2,442
	Gain on sale of building	-	-	(3,356)	-
	Restructuring and lease charges, net	-	10,796	9,833	17,987
	OP$ adjusted	$57,508	$47,547	$159,256	$132,312
	OP% adjusted	13.7%	12.6%	12.9%	11.8%

SALES AND REPORTED OPERATING PROFIT (LOSS) PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Nine Months Ended
	Oct 3, 2010	Oct 4, 2009	Oct 3, 2010	Oct 4, 2009
(In thousands)

Operating activities:
Net income	$13,391	$13,589	$95,425	$45,653
Add: loss (income) from discontinued operations, net of income taxes	12,907	(1,829)	166	(7,794)
Add: loss (gain) on disposition of discontinued operations, net of income taxes	247	1,568	(2,231)	3,556
Net income from continuing operations	26,545	13,328	93,360	41,415
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	2,753	2,464	10,352	10,293
Restructuring and lease charges, net	-	10,796	9,833	17,987
Amortization of deferred debt issuance costs	636	635	1,906	1,905
Depreciation and amortization	22,793	19,881	65,870	57,946
Amortization of acquired inventory revaluation	-	285	-	285
Gains on step acquisitions and dispositions, net	-	-	(28,942)	-
Changes in assets and liabilities which provided (used) cash, excluding effects from companies purchased and divested:
Accounts receivable, net	5,902	(8,274)	(902)	(14,343)
Inventories, net	(8,555)	(3,021)	(23,171)	(11,962)
Accounts payable	(6,805)	2,017	8,776	(9,961)
Accrued expenses and other	(36,368)	(15,908)	(16,143)	(21,401)
Net cash provided by operating activities of continuing operations	6,901	22,203	120,939	72,164
Net cash provided by operating activities of discontinued operations	8,371	12,200	14,392	13,459
Net cash provided by operating activities	15,272	34,403	135,331	85,623

Investing activities:
Capital expenditures	(9,050)	(5,263)	(22,882)	(14,820)
Proceeds from dispositions of property, plant and equipment, net	-	-	11,014	-
Changes in restricted cash balances	-	-	(1,200)	1,412
Payments for acquisitions and investments, net of cash and cash equivalents acquired	(22,260)	(73,128)	(148,988)	(101,926)
Net cash used in investing activities of continuing operations	(31,310)	(78,391)	(162,056)	(115,334)
Net cash (used in) provided by investing activities of discontinued operations	(2,407)	(3,710)	4,567	(27,799)
Net cash used in investing activities	(33,717)	(82,101)	(157,489)	(143,133)

Financing Activities:
Payments on debt	(46,346)	(92,000)	(157,846)	(276,047)
Proceeds from borrowings	90,000	142,500	261,000	339,500
Payments of debt issuance costs	-	-	(72)	(7)
(Payments on) proceeds from other credit facilities	(37)	2	(111)	(79)
Payments for acquisition related contingent consideration	-	-	(136)	-
Excess tax benefit from exercise of common stock options	58	5	82	30
Proceeds from issuance of common stock under stock plans	2,124	183	15,171	2,262
Purchases of common stock	-	(32)	(995)	(14,619)
Dividends paid	(8,255)	(8,170)	(24,729)	(24,528)
Net cash provided by financing activities of continuing operations	37,544	42,488	92,364	26,512
Net cash used in financing activities of discontinued operations	-	-	(2,844)	(1,564)
Net cash provided by financing activities	37,544	42,488	89,520	24,948

Effect of exchange rate changes on cash and cash equivalents	16,225	4,457	3,919	4,038

Net increase (decrease) in cash and cash equivalents	35,324	(753)	71,281	(28,524)
Cash and cash equivalents at beginning of period	215,664	151,339	179,707	179,110
Cash and cash equivalents at end of period	$250,988	$150,586	$250,988	$150,586

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(In thousands)	Oct 3, 2010	Jan 3, 2010

Current assets:
Cash and cash equivalents	$250,988	$179,707
Accounts receivable, net	323,536	320,180
Inventories, net	210,158	178,666
Other current assets	90,201	108,930
Current assets of discontinued operations	102,702	96,535
Total current assets	977,585	884,018

Property, plant and equipment:
At cost	414,336	392,663
Accumulated depreciation	(253,286)	(239,637)
Property, plant and equipment, net	161,050	153,026
Marketable securities and investments	1,228	2,287
Intangible assets, net	439,440	442,675
Goodwill	1,528,084	1,419,485
Other assets, net	31,688	43,625
Long-term assets of discontinued operations	108,936	113,924
Total assets	$3,248,011	$3,059,040

Current liabilities:
Short-term debt	$150	$146
Accounts payable	143,010	133,792
Accrued restructuring and integration costs	14,943	14,350
Accrued expenses	302,208	295,712
Current liabilities of discontinued operations	53,534	53,204
Total current liabilities	513,845	497,204

Long-term debt	670,131	558,197
Long-term liabilities	344,454	363,905
Long-term liabilities of discontinued operations	12,546	10,777
Total liabilities	1,540,976	1,430,083

Commitments and contingencies

Total stockholders' equity	1,707,035	1,628,957
Total liabilities and stockholders' equity	$3,248,011	$3,059,040

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions except per share data)	PKI
	Three Months Ended
	Oct 3, 2010		Oct 4, 2009
Adjusted gross margin:
GAAP gross margin	$185.8	44.3%	$168.8	44.8%
Amortization of intangible assets	11.1	2.6%	9.2	2.4%
Purchase accounting adjustments	0.2	0.0%	0.5	0.1%
Adjusted gross margin	$197.0	47.0%	$178.4	47.3%

Adjusted SG&A:
GAAP SG&A	$120.6	28.8%	$112.8	29.9%
Amortization of intangible assets	(4.2)	-1.0%	(4.0)	-1.1%
Purchase accounting adjustments	(0.2)	-0.1%	(0.7)	-0.2%
Adjusted SG&A	$116.1	27.7%	$108.1	28.7%

Adjusted R&D:
GAAP R&D	$23.8	5.7%	$23.3	6.2%
Amortization of intangible assets	(0.4)	-0.1%	(0.5)	-0.1%
Adjusted R&D	$23.4	5.6%	$22.8	6.0%

Adjusted operating profit:
GAAP operating profit	$41.4	9.9%	$21.9	5.8%
Amortization of intangible assets	15.7	3.7%	13.7	3.6%
Purchase accounting adjustments	0.4	0.1%	1.2	0.3%
Restructuring and lease charges, net	-	0.0%	10.8	2.9%
Adjusted operating profit	$57.5	13.7%	$47.5	12.6%

	PKI
	Three Months Ended
	Oct 3, 2010		Oct 4, 2009
Adjusted EPS:
GAAP EPS	$0.11		$0.12
Discontinued operations	(0.11)		0.00
GAAP EPS from continuing operations	0.22		0.11
Amortization of intangible assets, net of income taxes	0.09		0.08
Purchase accounting adjustments, net of income taxes	0.00		0.01
Restructuring and lease charges, net of income taxes	-		0.07
Adjusted EPS	$0.31		$0.27

	PKI
			FY 2010

Adjusted EPS:			Projected
GAAP EPS from continuing operations			$1.10 - 1.12
Amortization of intangible assets, net of income taxes			0.34
Purchase accounting adjustments, net of income taxes			(0.19)
Gain on sale of building, net of income taxes			(0.02)
Restructuring and lease charges, net of income taxes			0.06
Adjusted EPS			$1.29 - 1.31

	Human Health
	Three Months Ended
	Oct 3, 2010		Oct 4, 2009
Adjusted operating profit:
GAAP operating profit	$25.0	12.8%	$19.0	10.6%
Amortization of intangible assets	12.1	6.2%	10.0	5.6%
Purchase accounting adjustments	0.5	0.3%	1.0	0.5%
Restructuring and lease charges, net	-	0.0%	4.4	2.5%
Adjusted operating profit	$37.6	19.3%	$34.4	19.2%

	Environmental Health
	Three Months Ended
	Oct 3, 2010		Oct 4, 2009
Adjusted operating profit:
GAAP operating profit	$26.1	11.6%	$11.3	5.7%
Amortization of intangible assets	3.6	1.6%	3.7	1.9%
Purchase accounting adjustments	(0.1)	0.0%	0.2	0.1%
Restructuring and lease charges, net	-	0.0%	6.4	3.2%
Adjusted operating profit	$29.6	13.2%	$21.6	10.9%

	PKI
			Q3 2010
Organic revenue growth:
Reported revenue growth			11%
Less: effect of foreign exchange rates			2%
Less: effect of acquisitions			-1%
Organic revenue growth			10%

	Human Health
			Q3 2010
Organic revenue growth:
Reported revenue growth			9%
Less: effect of foreign exchange rates			5%
Less: effect of acquisitions			-1%
Organic revenue growth			5%

	Environmental Health
			Q3 2010
Organic revenue growth:
Reported revenue growth			14%
Less: effect of foreign exchange rates			0%
Less: effect of acquisitions			-1%
Organic revenue growth			14%

Organic Revenue and Organic Revenue Growth

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency translation and acquisitions. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term performance trends and to assess our ability to invest in the business. Organic revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. We exclude the effect of foreign currency translation from these measures because foreign currency translation is subject to volatility and can obscure underlying trends. We exclude the effect of acquisitions because acquisition activity can vary dramatically between reporting periods and between us and our peers, which we believe makes comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations.

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets, and inventory fair value adjustments related to business acquisitions, and including estimated revenue from contracts acquired in the acquisition of ViaCell, Inc., or ViaCell, that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in the business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. In addition, inventory fair value adjustments related to business acquisitions charges also do not represent what our management and what we believe our investors consider to be costs used in producing our products. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Selling, General and Administrative (SG&A) Expense and Adjusted SG&A Percentage

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, changes to the fair values assigned to contingent consideration, and other costs related to business acquisitions. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets, changes to the fair values assigned to contingent consideration, and other costs related to business acquisitions from these measures because intangibles amortization charges, changes to the fair values assigned to contingent consideration, and other costs related to business acquisitions do not represent what our management and what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure.

Adjusted Research and Development (R&D) Expense and Adjusted R&D Percentage

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what our management and what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level.

Adjusted Operating Profit, Adjusted Operating Income and Adjusted Operating Profit Margin

We use the term “adjusted operating profit,” or “adjusted operating income,” to refer to GAAP operating profit, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and restructuring and lease charges, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted operating profit is calculated by subtracting adjusted R&D expense, adjusted SG&A expense, and restructuring and lease charges from adjusted gross margin. We use the related term “adjusted operating profit margin” to refer to adjusted operating profit as a percentage of GAAP revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating profit also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating profit to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. We exclude restructuring and lease charges because they tend to occur due to an acquisition, divestiture, repositioning of the business or other unusual event that could distort the performance measures of our internal investments and costs to support our internal operating structure. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

Adjusted Earnings Per Share

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and restructuring and lease charges, and including estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules. Adjusted earnings per share is calculated by subtracting the items above included in adjusted gross margin, adjusted R&D expense, adjusted SG&A expense, restructuring and lease charges, and provision for taxes, related to these items, from GAAP earnings per share. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and restructuring and lease charges, as these items do not represent what our management and what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized because our GAAP revenue for the periods subsequent to our acquisition do not reflect the full amount of storage revenue on these contracts that would have otherwise been recorded by ViaCell. The non-GAAP adjustment is intended to reflect the full amount of such revenue. Our management and we believe our investors will use this adjustment as a measure of the ongoing performance of the ViaCell business because customers have historically renewed these contracts, although there can be no assurance that customers will do so in the future.

The third quarter tax effect on adjusted EPS for discontinued operations was an expense of $0.14 in 2010 and an expense of $0.02 in 2009, amortization of intangible assets was an expense of $0.05 in 2010 and an expense of $0.04 in 2009, and restructuring and lease charges was an expense of $0.03 in 2009. The third quarter tax effect on adjusted EPS for each of the remaining items (inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and the estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules) was $0.00 for both 2010 and 2009. The full year tax effect on adjusted EPS for discontinued operations was an expense of $0.19 in 2010 and an expense of $0.03 in 2009, amortization of intangible assets was an expense of $0.13 in 2010 and an expense of $0.12 in 2009, the gain on sale of building was a benefit of $0.01 in 2010, the gain on the step acquisition was a benefit of $0.01 in 2010, and restructuring and lease charges was an expense of $0.02 in 2010 and an expense of $0.04 in 2009. The full year tax effect on adjusted EPS for each of the remaining items (inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, and the estimated revenue from contracts acquired in the ViaCell acquisition that will not be fully recognized due to business combination accounting rules) was $0.00 for both 2010 and 2009. The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, the gain on sale of building, the gain on the step acquisition, restructuring and lease charges, and the estimated revenue from contracts acquired in the ViaCell acquisition is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision.

* * * *

The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

CONTACT:
Investor Relations:
PerkinElmer, Inc.
David C. Francisco, 781-663-5677
dave.francisco@perkinelmer.com
or
Media Contact:
PerkinElmer, Inc.
Stephanie R. Wasco, 781-663-5701
stephanie.wasco@perkinelmer.com
or
Additional Media Contact:
Edelman
Alexis Guthrie, 212-642-7702
alexis.guthrie@edelman.com